                                 SEVERANCE AGREEMENT


    This Severance Agreement (the "Agreement") is entered into as of September 1, 1997, by and between Warren Braverman, an individual (the "Executive"), Cinergi Pictures Entertainment Inc., a Delaware corporation (the "Company"), and Andrew G. Vajna, an individual ("Vajna").

    WHEREAS, Executive has been Chief Operating Officer, Executive Vice President and Chief Financial Officer of the Company since March 1990;

    WHEREAS, Executive and the Company formalized their relationship by entering into that certain Restated Employment Agreement between the Company (then known as "Cinergi Productions Inc.") and Executive, dated as of January 1, 1994, as amended by that certain letter agreement, dated as of December 16, 1994, by and between the Company and Executive, and by that certain Amendment to Restated Employment Agreement, dated as of January 1, 1997, between the Company and Executive (as amended, the Restated Employment Agreement is referred to herein as the "Employment Agreement");

    WHEREAS, the term of the Employment Agreement expires December 31, 1999;

    WHEREAS, pursuant to that certain Stock Sale and Repurchase Agreement dated as of January 1, 1994 by and between Executive and the Company, Executive acquired six shares of the Company's common stock, which pursuant to a subsequent stock split were converted into 372,341 shares of the Company's common stock (the "Shares");

    WHEREAS, Executive paid for such shares by paying an amount in cash equal to the aggregate par value of such shares and by issuing to the Company a Secured Recourse Promissory Note (the "Promissory Note") in the principal amount of $450,000, bearing interest at the rate of 6% per annum and secured in accordance with that certain Security and Stock Pledge Agreement, dated as of January 1, 1994, by and between the Company and Executive (the "Security Agreement");

    WHEREAS, the Company has entered into an Agreement of Merger, dated as of September 1, 1997, by and among Vajna, Valdina Corporation N.V., a Netherlands Antilles corporation ("Valdina"), CPEI Acquisition Inc., a Delaware corporation ("Newco"), and the Company (the "Merger Agreement");

    WHEREAS, pursuant to the terms of the Merger Agreement, Newco will be merged (the "Merger") with and into the Company, with the Company surviving the merger (the "Surviving Corporation");

    WHEREAS, the Company and Executive mutually desire to terminate the Employment Agreement and Executive's employment with the Company at the Effective Time of the Merger (with the term "Effective Time," as used herein, having the meaning given to such term in the Merger Agreement); and

    WHEREAS, the parties hereto desire to set forth the terms of the termination of the Employment Agreement and to make such other provisions as may be appropriate with respect to the termination of Executive's employment in connection with the consummation of the Merger.

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from this agreement and the representations, conditions and promises hereinafter contained, the parties hereto hereby agree as follows:

    1. DEFINITIONS. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Employment Agreement.

    2. TERMINATION OF EMPLOYMENT AGREEMENT. The Company and Executive mutually agree to terminate the Employment Agreement and Executive's employment with the Company effective, automatically and without any further action on the part of the parties hereto, as of the Effective Time. The time of such termination is referred to herein as the "Termination Date." Notwithstanding anything in the Employment Agreement to the contrary, all of the terms and provisions of the Employment Agreement (including, without limitation, all provisions regarding termination and compensation upon termination) shall terminate as of the Termination Date and neither the Company nor Executive will have any further obligation to the other with respect to the Employment Agreement or Executive's employment with the Company, except as hereinafter expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 1.3 of the Employment Agreement (Ownership of Properties) and Executive's rights under both that certain Deferred Compensation Plan dated June 20, 1990 and that certain Irrevocable Trust Under the Cinergi Pictures Entertainment Inc. Deferred Compensation Plan, dated June 6, 1997, by and between the Company and City National Bank (the "Rabbi Trust") shall survive the termination of the Employment Agreement and the execution of the Release (as defined in Section 5 hereof).

    3. CANCELLATION OF PROMISSORY NOTE. At the Termination Date, the Company shall forgive and cancel the Promissory Note (including all principal and accrued interest thereunder). Effective as of the Termination Date, pursuant to
Section 10.1 of the Security Agreement, the Obligations (as such term is defined in the Security Agreement) shall be deemed terminated, the Security Agreement shall terminate and the Shares shall be owned by Executive free and clear of all liens, claims or encumbrances (other than restrictions imposed by federal or state securities laws and other than that certain proxy granted to Vajna pursuant to that certain letter agreement dated April 27, 1994 between the Company and Executive (the "1994 Letter Agreement") and pursuant to Paragraph 7 of that certain Stock Sale and Repurchase Agreement dated January 1, 1994 between the Company and Executive) and shall be fully paid and non-assessable. In connection with the forgiveness and cancellation of the Promissory Note, the Company shall execute and deliver to the Executive all necessary and appropriate documentation, including without limitation, the original Promissory Note marked canceled and all certificates evidencing the Shares.

    4. PAYMENTS TO THE EXECUTIVE. Upon termination of the Employment Agreement at the Termination Date, Executive shall be paid by wire transfer as instructed by Executive, subject to applicable legal wage withholdings and deductions, an amount equal to (i) one hundred percent of the Fixed Annual Compensation that would otherwise have been payable to Executive in the ordinary course from the Termination Date through December 31, 1997 had the Employment Agreement not been terminated at the Termination Date, plus (ii) $598,500 (representing fifty percent of the Fixed Annual Compensation that would otherwise have been payable to Executive in the ordinary course from January 1, 1998 through December 31, 1999 had the Employment Agreement not been terminated at the Termination Date), plus (iii) $24,000 (representing Automobile Benefits that would otherwise have been payable to Executive in the ordinary course from January 1, 1998 through December 31, 1999 had the Employment Agreement not been terminated at the Termination Date), plus (iv) $24,000 (representing Health Insurance Benefits that would otherwise have been payable to Executive in the ordinary course from January 1, 1998 through December 31, 1999 had the Employment Agreement not been terminated at the Termination Date), plus (v) an amount equal to the product of (x) Executive's average daily Fixed Annual Compensation for the year ending December 31, 1997, multiplied by (y) the aggregate number of Executive's accrued (but unpaid) vacation days as of the Termination Date, less (vi) $18,000

(representing the principal amount of a non-interest bearing loan previously extended by the Company to the Executive and which shall be deemed repaid at the Termination Date as a result of such offset).

    5.   INDEMNIFICATION.

         5.1 Vajna and the Company hereby jointly and severally agree that all rights to indemnification now existing in favor of the Executive as provided in the Company's Certificate of Incorporation and Bylaws, or in the certificate or articles of incorporation, bylaws or similar documents of any subsidiaries of the Company, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect, and Vajna shall be obligated on a joint and several basis with the Company with respect thereto. Vajna and the Company further agree that all rights to indemnification in favor of Executive presently contained in any indemnification agreement between Executive and the Company or any subsidiary of the Company, as the case may be, shall also survive the Merger and continue in full force and effect in accordance with the terms of such agreements, and may be enforced by Executive against the Company or Vajna on a joint and several basis.

         5.2 In accordance with the earlier determination of Company's Board of Directors and the opinion of Company's counsel, Company will continue to advance and/or reimburse legal fees incurred by Executive in connection with the investigations and/or litigation arising out of his work for Company and/or Vajna and/or companies affiliated with Vajna to the extent permitted by law. Vajna personally guarantees Company's payment of such fees. It is agreed that fees incurred in connection with the current investigation and civil tax court proceedings relating to Vajna's tax returns and/or Executive's deferred compensation account at Company will be advanced and/or reimbursed pursuant to the terms of this Agreement. Company will not be required to advance or reimburse fees incurred by Executive in connection with personal legal issues, if any, unrelated to Executive's work for Company and/or Vajna. The obligations imposed by this paragraph shall be subject to the terms of the undertaking attached hereto as Exhibit B and executed by Executive.

         5.3 The Company agrees to maintain director and officer liability insurance in effect covering Executive for a period of not less than three years from the Effective Time.

    6. RELEASES. At the Termination Date, the Company and Executive shall enter into a Mutual Release containing the terms set forth in Exhibit "A" hereto, in addition to other customary terms and conditions (the "Release"). The execution and delivery of the Release by each of the Company and Executive shall be a condition precedent to the forgiveness and cancellation of the Promissory Note as set forth in Section 3 hereof, the payment to Executive of the aggregate amount set forth in Section 4 hereof, and the agreement of Executive to the termination of the Company's obligations under the Employment Agreement.

    7. WAIVER OF RIGHT OF FIRST REFUSAL. Vajna hereby waives any rights which he may have to purchase the Shares pursuant to the terms of the 1994 Letter Agreement and which might otherwise arise from the Merger.

    8.   REPRESENTATIONS AND WARRANTIES

         8.1 The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by it and constitutes its legally valid and binding obligation enforceable against the Company in accordance with its terms, except (i) as its obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The Company further represents and warrants that neither the execution and delivery, nor the performance of this Agreement, by the Company, will conflict with, violate, or cause a default under, the Company's Restated Certificate of Incorporation (as currently existing and as it shall be amended and restated at the Effective Time) or By-laws, any order, decree, judgment or award of any court or other tribunal applicable to the Company, or any material mortgage, security agreement, indenture, contract or other agreement to which the Company is a party or by which it or its assets or properties may be bound or affected.

         8.2 Each of Vajna and Executive represent and warrant to the other and to the Company that this Agreement constitutes his legally valid and binding obligation, enforceable in accordance with its terms except (i) as his obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Each of Vajna and Executive further represent and warrant to the other and to the Company that neither the execution and delivery, nor the performance of this Agreement by him, will conflict with, violate or cause a default under, any order, decree, judgment or award of any court or other tribunal applicable to him, or any material mortgage, security agreement, indenture, contract or other agreement to which he is a party, or by which he or his assets are bound or affected.

    9.   MISCELLANEOUS.

         9.1 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, trustees, executors, administrators and assigns of the parties to this Agreement, and each of them.

         9.2 SEVERABILITY. Subject to the following sentence, should any one or more of the terms, provisions, covenants or restrictions of this Agreement be determined to be illegal or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and
(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. It is expressly understood and agreed that the provisions of Sections 2, 3 and 4 hereof are fully integrated and constitute an indivisible single agreement.

         9.3 INDEPENDENT ADVICE FROM COUNSEL. Each of the parties has had the opportunity to receive prior independent legal advice from legal counsel of his or its choice with respect to the advisability of executing this Agreement. Executive acknowledges that he has obtained legal counsel to advise him of his rights under this Agreement, he has read and understands the terms of this Agreement, and that he enters into this Agreement knowingly and intelligently of his own free will, free of any undue influence.

         9.4 EXPENSES. All expenses incurred in connection with this Agreement shall be paid by the party incurring such expense; provided, however, that the Company shall reimburse the Executive for legal fees incurred in connection with the termination of Executive's employment with the Company, up to a maximum aggregate amount of $4,000; and provided further, that in the event that any action, suit, or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover from the other party all of such prevailing party's reasonable attorneys' fees and costs incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions, or enforcement of any judgment hereunder.

         9.5 ASSIGNMENT. The respective rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other parties. This Agreement shall inure solely to the benefit of, and be binding upon, the parties hereto.

         9.6 ENTIRE AGREEMENT. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written. Notwithstanding the foregoing, unless and until the Termination Date, the Employment Agreement shall continue in full force and effect. In the event of the death of Executive prior to the Termination Date, this Agreement shall automatically terminate and become null and void.

         9.7 AMENDMENT; WAIVER. No attempted amendment, modification, termination, discharge or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

         9.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement.

         9.9 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California without regard to the principles of choice of law or conflicts of law of that State or of any other jurisdiction.

         9.10 PUBLICITY. The Company, Vajna and Executive shall mutually agree on the text of any press release issued by the Company in connection with this Agreement.

    IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the date first above written.


                                      /s/   WARREN BRAVERMAN
                                  --------------------------------------------
                                             Warren Braverman




                                     /s/     ANDREW G. VAJNA
                                  --------------------------------------------
                                             Andrew G. Vajna


                                  CINERGI PICTURES ENTERTAINMENT INC.



                                  By:  /s/   ANDREW G. VAJNA
                                      ------------------------------------------
                                       Name: Andrew G. Vajna
                                       Title: President and Chief Executive
                                       Officer

                                     EXHIBIT "A"

    1.   Mutual Releases and Waivers.

         1.1 In consideration of the terms and provisions of this Agreement, including, without limitation the general releases and waivers given by the Company herein, the Executive, on behalf of himself and his related individuals and entities, if any, including, but not limited to, any successors, heirs, assignees, affiliates and partners, and any and all other related individuals and entities, if any, and each of them, shall and does hereby forever relieve, release and discharge the Company, and its respective predecessors, successors, heirs, assignees, owners, shareholders, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions and partners, and their respective officers, directors, agents, employees, servants, executors, administrators, accountants, insurers, attorneys, and any and all other related individuals and entities, if any (the "Cinergi Parties"), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, based on, arising out of, related to or connected with the Employment Agreement, the employment of the Executive on behalf of the Company and its subsidiaries, the termination of such employment and any other dealings of any kind between the Executive and the Company and/or its subsidiaries occurring on or prior to the date hereof (collectively referred to herein as the "Claims") and any and all facts in any manner arising out of, related or pertaining to or connected with those Claims, including, but not limited to, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting, federal or state laws which prohibit discrimination on the basis of race, national origin, religion, sex, age, marital status, handicap, perceived handicap, ancestry, sexual orientation, or any other form of discrimination, or laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, liability pay, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits.

         1.2 In consideration of the terms and provisions of this Agreement, including, without limitation, the general releases and waivers given by the Executive herein, the Company, on behalf of itself and its related individuals and entities, if any, including, but not limited to, any predecessors, successors, heirs, assignees, owners, shareholders, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions and partners, and their respective officers, directors, agents, employees, servants, executors, administrators, accountants, insurers, attorneys and any and all other related individuals and entities, if any, and each of them, shall and does hereby forever relieve, release and discharge the Executive, and his respective successors, heirs, assignees, affiliates, and partners, and any and all other related individuals and entities, if any, from (i) any and all Claims, (ii) any and all facts in any manner arising out of, related or pertaining to or connected with those Claims, and (iii) any and all claims arising from or relating to Executive's actions or omissions while, and in his capacity, as an officer and/or director of Company and each subsidiary of Company; provided, however, that such release of Executive shall not extend to any claims (or Claims), known or unknown, suspected or unsuspected, against Executive which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty (and for which the personal liability of Executive is not otherwise eliminated in accordance with Section 102(b)(7) of the Delaware General Corporation Law) or a crime under any federal or state law or regulation.

    2. The Executive has not filed, and will not file at any time in the future, any statutory, civil or administrative claim, complaint or charge of any kind whatsoever with any state or federal court, administrative agency or tribunal of any kind whatsoever concerning any subject matter connected with or pertaining or relating to the Claims. The parties agree that the consideration exchanged for the execution and delivery of this Agreement is contingent upon this promise by Executive not to file any such claim, complaint or charge of any kind whatsoever.

    3. Nothing contained herein shall be deemed to effect Executive's rights under the Rabbi Trust or release the Company from its obligations thereunder prior to satisfaction in full by the Company of such obligations.

    4. It is expressly understood that Section 1542 of the California Civil Code provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    5. The parties expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, and any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government, or political subdivision, similar to Section 1542 ("similar provision"), and acknowledge and agree that this waiver is an essential and material term of this Agreement without which the consideration given by the parties would not have been given. The parties may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released hereunder.

    6. Each of the parties has had the opportunity to obtain the advice of legal counsel and is entering into this Agreement with knowledge and acceptance of the effect of Section 1542 of the California Civil Code, which is the extinction of any and all Claims of whatever nature, whether known or unknown.

    7. Each of the parties represents and warrants that it is the owner of the claims released hereunder, that it has not assigned or transferred any portion of the claims released hereunder to any other individual, firm, corporation or other entity, and that no other individual, firm, corporation or other entity has any lien, claim or interest in any such claims. Each party shall indemnify and defend and hold the other party harmless from and against any claims arising out of, related to, or in connection with any such prior assignment or transfer, or any such purported assignment or transfer, or any claims or other matters released or assigned in this Agreement.

    8. In the event that any action, suit, or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover from the other party all of such prevailing party's reasonable attorneys' fees and costs incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions, or enforcement of any judgment hereunder.

                                   EXHIBIT "B"

                      UNDERTAKING FOR ADVANCEMENT OF EXPENSES
                      ---------------------------------------


To the Board of Directors of
Cinergi Pictures Entertainment Inc.:


     Cinergi Pictures Entertainment Inc. (the "Corporation"), of which I am Chief Operating Officer, Chief Executive Officer, Executive Vice President and a Director, has been served with a subpoena (the "Subpoena") issued in connection with a grand jury investigation (the "Investigation"). I understand that the subject matter of the Investigation may relate to certain federal and state tax aspects of various transactions involving the Corporation and other entities.

     In connection with the Investigation, I expect to incur certain costs and expenses, including attorneys' fees ("Costs"), by reason of the fact that I was an officer, director, employee or agent of the Corporation at the time
of the events underlying the Investigation.   I have previously requested
such advancement as provided in the Corporation's Bylaws.

     In accordance with Section 145(e) of the General Corporation Law of the State of Delaware, I hereby undertake to repay to the Corporation any Costs paid by it in advance of the final disposition of the above-described matters, if it shall ultimately be determined that I am not entitled to be indemnified by the Corporation as authorized by Section 145 of the General Corporation Law of the State of Delaware.

                                        Sincerely,


                                        /s/ WARREN BRAVERMAN
                                        -----------------------------
                                            Warren Braverman




                                     B-1